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                                  EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      Quotesmith.com, Inc., a Delaware corporation (the "Company") and Hao Chang ("Executive") enter into this Employment Agreement as of JANUARY 23, 2001 (the "Agreement"), effective as of Monday, February 12, 2001 (the "Effective Date").

      WHEREAS, both the Executive and the Company are willing to enter into this Agreement upon the terms and conditions herein set forth;

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby covenant and agree as follows:

      16.   TERM OF EMPLOYMENT.

      The Company shall employ Executive, and Executive shall be employed by the Company for the period that begins effective as of February 12, 2001 and ends on December 31, 2002 or such earlier date as Executive's employment terminates under Section 4 of this Agreement (the "Employment Term"). After expiration of the initial term, as set forth herein, the Employment Term shall automatically be renewed each January 1 for successive one-year terms unless the Company or Executive delivers written notice to the other party at least sixty (60) days preceding the expiration of the initial term or any one-year extension date of the intention not to extend the term of this Agreement.

      17.   PERFORMANCE OF DUTIES.

      Executive shall have the title of Senior Vice President, Chief Information Officer. Executive will report to the Company's President and Chief Executive Officer, or such other officer as the Board of Directors may direct. Executive will have such powers and perform such duties as are normally incident to the position of Vice President as provided in the Company's by-laws and in accordance with applicable law. Executive will discharge his duties subject to and in observance of such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company.

      Throughout the Employment Term, Executive shall devote substantially his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder, and do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

      3.    COMPENSATION.

      (a) BASE SALARY. For services rendered by Executive to the Company during the Employment Term the Company will pay Executive an annual base salary payable in monthly or more frequent installments, in accordance with the usual payroll practice of the Company in an amount equal to $135,000 (the "Base Salary"), less income tax withholdings and other normal employee deductions. The Base Salary shall not be decreased during the Employment Term but may, at the sole discretion of the Company, from time to time be increased by an amount which the Company deems appropriate.

      (b) BONUS. At the reasonable determination and sole discretion of the Board, the Executive shall be eligible to receive periodic performance-based bonuses based upon the factors reasonably chosen by the Board, including, without limitation, the profitability of the Company and performance of, or contribution by, Executive with respect thereto. Such bonus shall be payable within ninety (90) days after the end of the fiscal year in which it (they) is
(are) earned.

      (c) VACATION. After a period of 90 days of continuous, full-time service and continuing throughout the Employment Term, Executive will be entitled to take, at such times as are mutually convenient to Executive and the Company, a total of three (3) weeks of paid vacation annually in accordance with the Company's policy.

      (d) FRINGE BENEFITS. The Company shall make available to Executive, throughout the Employment Term, such benefits and perquisites as are generally provided by the Company to its executive employees. Executive shall be eligible to participate in and receive coverage and benefits under all group insurance, stock ownership and other employee benefit plans, programs and arrangements of the Company which are hereafter adopted by the Company for the benefit of its senior


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executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

      (e) BUSINESS EXPENSES. The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by Executive in connection with the performance of his employment duties during the Employment Term. Such expenses shall include, but are not limited to, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Reimbursement shall be made upon the presentation by Executive to the Company of reasonably detailed statements of such expenses.

      4.    TERMINATION.

      (a) WITH OR WITHOUT CAUSE FOR ANY REASON OR NO REASON. This Employment Agreement may be terminated at any time at the option of the Company or the Executive with or without cause for any reason or no reason. As used in this Agreement, the term "Cause" means: (i) executive's conviction of, or plea of nolo contendere to, a felony; (ii) Executive's breach of any legal duty of loyalty to the Company, misappropriation of the Company's funds, or dishonest, fraudulent, illegal or unethical business conduct; (iii) Executive's failure to satisfactorily perform his duties under this Agreement, which failure continues after notice from the Company and a reasonable cure period; (iv) Executive's breach of any obligations provided in this Agreement; (v) Executive's illegal use of controlled substances, (vi) any material breach of this Agreement by the Executive (other than one identified above) which shall continue after notice from the Company and a reasonable cure period. Termination for Cause shall be effective immediately for those events described in subparagraphs (i), (ii),
(iv), and (v). Termination for Cause shall be effective immediately upon the giving of notice by the Company to Executive of the continuance of Executive's failure to perform or comply with respect to the items described in subparagraph
(iii) above or the continuance of a breach described in subparagraph (vi) above. In the event that the Executive is purportedly terminated for cause and a court, arbitrator, or other tribunal having jurisdiction determines that Cause was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to this section

      (b) DEATH. This Employment Agreement shall terminate automatically effective upon the death of Executive.

      (c) DISABILITY. This Employment Agreement shall terminate automatically effective upon Notice of Termination to Executive (or such later date as may be specified in such notice) following a determination by the Board of Directors that the Executive is unable to perform, onsite, the essential functions of his employment position due to a disability of Executive that cannot be reasonably accommodated by the Company.

      (d) TERMINATION BY EXECUTIVE. Executive may terminate the Employment Term upon written Notice of Termination to the Company delivered to the Company president at least 60 days before the effective date of such termination.

      (e) NOTICE OF TERMINATION. Any termination of the Employment Term by the Company or by Executive (other than termination upon Executive's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the section so indicated.

      (f) TERMINATION DISPUTES. If, within 15 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

      5.    SEVERANCE BENEFITS.

      (a) TERMINATION WITH OR WITHOUT CAUSE FOR ANY REASON OR NO REASON. If the Employment Agreement is terminated with cause by the Company or terminated by Executive for any reason or no reason, the Company shall have no further liability, financial or otherwise, under this Agreement except to pay Executive
(i) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and (ii) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination. If the Employment Agreement is terminated without cause by the Company for any reason or no reason, the Company shall pay Executive (i) six (6) months of Base Salary under Section 3(a) of this Agreement, (ii) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and (iii) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination for a period of six (6) months.


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      (b) COMPENSATION UPON DEATH. If the Employment Term is terminated by the death of the Executive, the Company shall have no further liability under this Agreement except to pay Executive (i) the value of any accrued salary, or other compensation due to Executive as of the date of the Executive's death, and (ii) any benefit payable under all employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of his death.

      (c) COMPENSATION UPON DISABILITY. If the Employment Term is terminated by the Company due to Executive's disability, the Company shall have no further liability under this Agreement except to pay Executive (i) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and (ii) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination, provided, however, that in the event Executive is paid disability benefits under any disability benefit plan of the Company in which he participates, any salary payments made to Executive during such period shall be reduced by the sum of such amounts.

      16.   CONFIDENTIAL INFORMATION.

      (a) DISCLOSURE AND USE. Executive shall not disclose or use at any time, either during or after Executive's employment with the Company or any other direct or indirect subsidiary of the Company (collectively referred to herein as the "Company"), any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers, of which Executive is or becomes informed or aware during his employment, whether or not developed by Executive, except (i) as may be required for Executive to perform his employment duties with the Company;
(ii) to the extent such information has been disclosed to Executive by a third party who is not subject to restriction on the dissemination of such information or becomes generally available to the public other than as a result of a disclosure by a party who is not subject to restriction on the dissemination of such information; (iii) information which must be disclosed as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information, or (iv) unless Executive shall first secure the Company's prior written authorization. This covenant shall survive the termination of Executive's employment with the Company, and shall remain in effect and be enforceable against Executive for so long as any such Company secret or confidential information retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. Executive shall execute such reasonable further agreements of Executive's obligations to the Company concerning non-disclosure of Company trade secrets and confidential information as the Company may require from time to time.

      (b) RETURN OF MATERIALS. Upon termination of the Employment Term, Executive (or in the event of termination due to Executive's death, his estate or devisee, legatee or other designee, as applicable) shall promptly deliver to the Company all assets of the Company, including materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Executive.

      17.   INVENTIONS AND DISCOVERIES.

      Executive hereby assigns to the Company all of his rights, title and interest in and to all inventions, discoveries, processes, designs and other intellectual property, including without limitation, copyrights, patents, trademarks and trade names (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the Employment Term. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Executive's rights therein and, if requested by the Company, shall assist the Company in applying for copyrights and trademark protection and in applying for and prosecuting any patents which may be available for said Invention or improvement. The Company acknowledges and hereby notifies Executive that this section 6 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to
(i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

      8.    RESTRICTIVE COVENANTS.

      (a) RESTRICTION ON COMPETITION. During the Employment Term and for a two-year period following the Employment Term, Executive shall not, without the prior written authorization of the Board of Directors of the Company, directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity directly competitive or severely adverse to the Company's business welfare or engage in any activity whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or


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stockholder in any other corporation, person, or entity which is directly competitive with or severely adverse to the Company's business welfare. Such competitive person or entity shall include, but not be limited to, any person or firm directly or indirectly engaged in the insurance agency or brokerage business or the business of providing automation services of any kind to insurance agents or brokers. This section 8(a) shall not, however, prohibit Executive from being employed by an insurance company or investing in the publicly traded securities issued by any such competitive or adverse corporation, provided the holdings thereof by Executive do not constitute more that two percent of any one class of such securities.

      (b) RESTRICTION ON EMPLOYEE SOLICITATION. During the Employment Term and for a two-year period following the Employment Term, Executive shall not employ or attempt to employ or assist anyone else to employ any person who is at such time, or at any time during the preceding year was, an employee of or consultant to the Company, provided that this clause shall not restrict Executive from employing a third party vendor who supplies generic services to the industry. As used in this section 8, the verb "employ" shall include its variations, for example, retain, engage or conduct business with; the term the "Company" shall include subsidiaries or affiliates, if any, of the Company.

      (c) REASONABLE SCOPE AND TIME. The parties acknowledge that the time, scope, and other provisions of this Agreement have been specifically negotiated by the parties and agree that all such provisions are reasonable under the circumstances and are given as an integral and essential part of Executive's employment hereunder. In the event that any covenant contained in this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and to the maximum intent in all other respects as to which it may be enforceable, all as determined by such court in such action.

      16.   SEVERABILITY.

      If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render it valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

      17.   ARBITRATION OF DISPUTES.

      Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, (other than a controversy arising out of or relating to Sections 4, 5, 6, 7 or 8 hereof), shall be settled by arbitration in Chicago, Illinois, conducted in accordance with the American Arbitration Association Commercial Arbitration Rules and the Supplementary procedures for Large, Complex Disputes, by an independent arbitrator. Either the Company or Executive may institute such arbitration proceeding by giving written notice to the other party. The decision of the arbitrator shall be final and binding upon both parties hereto. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      18.   ENFORCEMENT.

      Executive hereby acknowledges that the Company would suffer irreparable injury if the provisions of sections 6, 7, and 8 herein, which shall survive the termination of this Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach or threatened breach. Accordingly, Executive hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies (including those remedies provided in section 10), be preliminarily and permanently enjoined in a court of law or equity by the Company without bond.

      19.   LEGAL FEES AND EXPENSES.

      In the event of litigation or arbitration under this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, to its attorneys' fees and costs incurred by reason of such litigation or arbitration.

      13.   GENERAL PROVISIONS.

      (a) NOTICES. Any notice, request, demand or other communication required or permitted to be given hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by a facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

      To the Company:   Quotesmith.com, Inc.


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                        8205 South Cass Avenue, Suite 102, Darien, IL 60561
                        Attention:  President
                        Fax:  (630) 515-0276

      To Executive:     Mr. Hao Chang
                        4551 Hatch Lane, Lisle, IL  60532

Either the Company or Executive may, at any time, by notice to the other, designate another address for service of notice on such party. When the letter, facsimile, telegram or telex is dispatched as provided for above, the notice shall be deemed to be made when the addressee receives the letter, facsimile, telegram or telex, or within three days after it is sent, whichever is earlier.

      (b) AMENDMENTS. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

      (c) CAPTIONS AND HEADINGS. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

      (d) GOVERNING LAW. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

      (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

      (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

      (g) ENTIRE AGREEMENT. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

      (h) RELIANCE BY THIRD PARTIES. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

14. EFFECTIVE DATE.

      This Agreement shall be effective on the Effective Date.

      15.   POSITION TITLE AND JOB DESCRIPTION

      It is agreed and understood between the Company and the Executive that the following Position and Job Description were extensively discussed prior to the execution of this Employment Agreement and that both the Company and the Executive acknowledge and agree as to the mutual expectations, responsibilities and obligations as depicted below:


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
QUOTESMITH.COM, INC.                                                                         CONFIDENTIAL
--------------------                                                                -------------------------------
POSITION TITLE AND DESCRIPTION:                                                          DATE:          REV. DATE:

SENIOR VICE PRESIDENT, CHIEF INFORMATION OFFICER                                    JAN. 9, 2001      JAN. 12. 2001

EXECUTIVE SUMMARY: Overall responsibility for all electronic information systems operations including Internet operations, legacy system operations, telephonic equipment operations, computer operations, web programming and applications, technical support, systems analysis, systems support, maintenance, growth planning and programming. Establishes technical priorities, standards, and procedures, as well as budgeting and planning associated with IS and Internet Operations. Ensures sufficient systems capacity for organizational needs. Reports to COO or CEO. Public speaking, PowerPoint presentations, article published are expected.

Must maintain active status and public demeanor as COO or CEO in-waiting at all times.

ONSITE TIME COMMITMENT: 7:30 A.M. - 5:30 P.M.
                        50 hrs. per week minimum onsite first year plus -1/2 day Saturdays first 6 months.

ESSENTIAL DUTIES:

16. Manage and execute timely completion of technical projects as determined by senior management.

-     Responsible for management, supervision and training of all IS personnel.

- Researches, evaluates, plans and implements new information systems, computer hardware and networks as required for on-going operations and long range needs.

- Develops, maintains, and provides support for Quotesmith.com website, including integrity and security of company Web site.

- Responsible for administration of all Internet domains and addresses maintained by the Company.

-     Manages day to day operation of computer systems and IS function.

- Assists other departments in the selection and usage of system applications and personal computers appropriate to their needs.

- Manages day-to-day operation of website/Ensures that all Internet standards are met.

-     Responsible for budget planning and spending for IS department.

- Responsible for integrity and security of company information stored in system and on internal and external networks.

QUALIFICATIONS:

- Proven communication, organizational, leadership and general management skills.

      -     Excellent general management and project management skills.

- Masters degree required. CLU and/or CPCU designations (or active student status in either program) required.

- 5 years working knowledge experience life and property & casualty insurance industry, particular emphasis on brokerage and and/or underwriting functions.

- Possess project and people management experience in large-scale data processing and transactional processing projects, electronic publishing, image processing, or operation of WWW servers.

- Must have 10 or more years experience managing an IS department, with hands-on web design, real-time transaction systems and programming experience.

- Broad knowledge of hardware, networking, internet programming and software options for an IS system.

COMPENSATION PACKAGE:

      -     $135,000 base salary first year

      -     Plus...Specific Project Completion Cash Bonuses:

            -     TBD on project basis with COO and CEO, est. $30k first year.

      - Plus... 150,000 stock options granted at closing market price on first day at work:

            - Exercise 50k end of 12 mos., 50k end of 2nd 12 mos., 50k end of 36th mos. All stock options terminate immediately upon Employment Agreement termination for any reason or no reason

      - Paid vacation: 3 weeks per 12 months of service, OK after 3 months of initial service.


      16.   ACKNOWLEDGEMENT.


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EXECUTIVE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD AND ACCEPTS THE PROVISIONS
OF THIS AGREEMENT, WHICH IS THE ENTIRE AGREEMENT BETWEEN THE EXECUTIVE AND THE COMPANY. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO AND HAS REVIEWED THE TERMS AND CONDITIONS OF THIS AGREEMENT WITH COMPETENT COUNSEL.

      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date written above.

For QUOTESMITH.COM, INC.            For EXECUTIVE


By:      /s/ Robert S. Bland                 By:      /s/ Hao Chang
-------------------------------------        -----------------------------------
Robert S. Bland                              Hao Chang
President and Chief Executive Officer        Senior Vice President and Chief
                                             Information Officer

Date:    January 23, 2001                    Date:    January 23, 2001
-------------------------------------        -----------------------------------


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